Exhibit 10.23
FANNIE MAE
EXECUTIVE PENSION PLAN
     Pursuant to Section 20 of the Fannie Mae Executive Pension Plan (the “Plan”) and as directed by the Federal Housing Finance Agency and approved by the Board of Directors on December 16, 2009, the Plan is amended as follows:
     1. A new Section 27 is added to the end of the Plan to read as follows:
     “Notwithstanding any provision of the Plan to the contrary, no Participant shall accrue further benefits under the Plan after December 31, 2009. For the avoidance of doubt, the final installment payment of the 2008 retention bonus award, payable in February 2010, shall be allocated to Total Compensation earned for 2009 in accordance with the definition of Total Compensation in Section 2 of the Plan as amended by the amendment dated December 22, 2008.”